Exhibit 10.41

AMENDMENT NO. 2 TO

VEECO INSTRUMENTS INC.

AMENDED AND RESTATED

2000 STOCK INCENTIVE PLAN

Effective January 22, 2009, Section 8(a) of the Veeco Instruments Inc. Amended and Restated 2000 Stock Incentive Plan, as amended (the “Plan”), is amended by deleting paragraphs (iv), (v) and (vi) thereof and substituting therefor the following:

(iv)            Upon initial election to office, each Non-Employee Director shall receive an award of Restricted Stock having a Fair Market Value in the amount determined by the Committee from time to time.

(v)             On the business day following the date of each annual meeting of the Company’s stockholders, each Non-Employee Director with service greater than six months prior to such date shall receive an award of Restricted Stock having a Fair Market Value in the amount determined by the Committee from time to time.

(vi)            Restricted Stock granted pursuant to clause (iv) or (v) above shall be granted pursuant to a Restricted Stock Agreement in a form, and having such terms as are, approved by the Committee including, without limitation, that (A) the purchase price for such shares shall consist solely of such Director’s service as a Director and (B) the Restrictions with respect to such Restricted Stock shall lapse on the first anniversary of the Date of Grant, provided that the director remains continuously in active service as a director for at least nine months following the Date of Grant; provided further that the service requirement shall be deemed to be satisfied with respect to a particular Director in the event of a termination of such Director’s service as described in clause (i) of the definition of “Normal Termination.”

Approved by the Board of Directors on January 22, 2009.